THE INTERLAKE CORPORATION
                               550 WARRENVILLE ROAD
                            LISLE, ILLINOIS 60532-4387
                                  (708) 852-8800


                                        March 23, 1995

To Our Stockholders:

     This year we are holding our annual meeting on Thursday, April 27, 1995, at 10:00 a.m. local time, at the Radisson Hotel Lisle/Naperville, located at 3000 Warrenville Road, Lisle, Illinois 60532.

     Matters before the meeting are summarized in the formal notice of meeting which appears on the next page. In addition, there will be a brief statement concerning the affairs of The Interlake Corporation, after which stockholders will be given an opportunity to ask questions or make comments.

     Inasmuch as many of our stockholders are unable to personally attend the annual meeting, the Board of Directors solicits proxies so that each stockholder is given an opportunity to vote. If you are a stockholder of record (Interlake shares are registered in your name), please return the white card to First Chicago Trust Company of New York. If your shares are held for your account by a bank or broker, please return the accompanying voting instructions to your bank or broker. If you participate in The Interlake Corporation Employee Stock Ownership Plan or the Dexion UK Share Award Scheme, enclosed are forms which direct the trustee to vote certain shares in accordance with your instructions. If you participate in the Chem-tronics, Inc. Employee Stock Ownership Plan, or the Interlake Stock Fund of the Interlake Salaried Employees Retirement Savings Plan, you will soon receive forms which direct the trustee of your employee benefit plan to vote certain shares held by such plan in accordance with its terms.

     It is important to you and helpful to your directors that all stockholders participate in the affairs of The Interlake Corporation. You may specify your choices by marking the appropriate boxes on the proxy card or voting instructions. To vote on all matters to be voted upon in accordance with the recommendation of your Board of Directors, stockholders of record need only sign and return the proxy card in the addressed, postage pre-paid envelope provided.

                                           Sincerely,

                                           [Pasteup Fac Sig]

                                           W. ROBERT REUM
                                           Chairman of the Board, President
                                             and Chief Executive Officer

                            THE INTERLAKE CORPORATION
                              550 WARRENVILLE ROAD
                           LISLE, ILLINOIS 60532-4387
                                 (708) 852-8800

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     ----------------------------------------------------------------------


     Notice is hereby given that the annual meeting of stockholders of The Interlake Corporation, a Delaware corporation, will be held at the Radisson Hotel Lisle/Naperville located at 3000 Warrenville Road, Lisle, Illinois
60532, on Thursday, April 27, 1995, at 10:00 a.m. local time, for the following purposes:

     1.   To elect two directors;

     2. To ratify and approve the selection of Price Waterhouse as independent accountants for the Corporation for the fiscal year 1995;

     3. To consider and vote upon a proposal, recommended by the Board of Directors, to amend the Corporation s Restated Certificate of Incorporation to reduce from nine to seven the minimum number at which the Board of Directors may set the size of the Board of Directors; and

     4. To transact such other business as may properly come before said meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 10, 1995, as the record date for the determination of stockholders entitled to notice of and to vote at such meeting or any adjournment thereof.

     By order of the Board of Directors.

                                        [Pasteup Fac Sig]


                                        STEPHEN R. SMITH
                                        Vice President, Secretary
                                          and General Counsel

Lisle, Illinois
March 23, 1995
- ---------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT

- ---------------------------------------------------------------------------
Please complete, sign and date the proxy card or voting instructions form and return it promptly in the postage pre-paid envelope.

                                 [PASTEUP LOGO]

                                 PROXY STATEMENT

- ---------------------------------------------------------------------------

   This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of The Interlake Corporation of proxies to be used at the annual meeting of stockholders of Interlake to be held at the Radisson Hotel Lisle/Naperville, 3000 Warrenville Road, Lisle, Illinois 60532, on April 27, 1995, at 10:00 a.m. local time. Throughout this proxy statement, "Interlake" and the Corporation mean The Interlake Corporation, "Board" means the Board of Directors of Interlake, "last fiscal year" means the period which began on December 27, 1993 and ended on December 25, 1994, "executive officers" means certain officers of Interlake elected by the Board and operating executives not elected by the Board who have been designated executive officers of Interlake for purposes of the Securities Exchange Act of 1934, "Common Stock" means Interlake's voting Common Stock, par value $1 per share, and shares "outstanding" means shares issued less treasury shares.

   Interlake's address is 550 Warrenville Road, Lisle, Illinois 60532-4387. This proxy statement, the accompanying proxy card and the annual report to stockholders are being mailed to stockholders commencing on March 23, 1995. This proxy statement is also being distributed to participants in various employee benefit plans of Interlake or its subsidiaries and to banks and brokers for redistribution to their customers.


                              DIRECTORS AND NOMINEES

   Interlake's Restated Certificate of Incorporation, as amended to date (the "Certificate"), provides for a Board consisting of not fewer than nine nor more than 15 directors, the exact number to be fixed by the Board. The Board of Directors currently consists of nine members. As discussed below under the caption "Proposed Amendment to Restated Certificate of Incorporation," the Board of Directors is recommending that the stockholders approve an amendment to the Certificate which would allow the Board to set its size at any number not fewer than seven nor more than 15. Subject to the approval of such amendment, the Board of Directors has fixed the size of the Board at eight.

   The Certificate further provides that the directors are to be divided into three classes and each class is to be elected for a three year term. The Board has nominated John E. Jones and W. Robert Reum for three year terms ending at the 1998 annual meeting. If, for any reason not now anticipated, any of the two nominees becomes unable to serve, the proxy holders will vote for a substitute recommended by the Nominating Committee and designated by the Board. Similarly, if the proposal to amend the Certificate is not approved, the size of the Board of Directors will remain at nine, and the proxy holders may vote for an additional candidate recommended by the Nominating Committee and designated by the Board or, alternatively, may leave a vacancy which the Board could choose to fill at a later date.

   Mr. Jones is presently an Interlake director whose term expires at the 1995 annual meeting. Arthur G. Hansen, whose term of office also expires at the 1995 annual meeting, is retiring after many years of faithful service. To achieve a better balance in the membership of the three classes of directors, Mr. Reum, who was elected to a three year term in 1994, has consented to stand for election at the 1995 annual meeting of stockholders. If Mr. Reum is elected at the 1995 annual meeting, he has consented to resign from the class the term of which expires at the 1997 annual meeting.

   There follows information about the two nominees and other incumbent directors whose terms of office as directors will continue after the 1995 annual meeting of stockholders. The period of each director's Board service includes both Interlake and, if applicable, predecessors of Interlake.

NOMINEES FOR TERM WHICH EXPIRES IN 1998

JOHN E. JONES, age 60, Chairman of the Board, President, Chief Executive Officer and a Director of CBI Industries, Inc., a manufacturer of industrial gases, provider of construction services and investor in oil transport and storage businesses. Executive officer and Director of CBI since 1976. Director of Allied Products Corporation, Amsted Industries Incorporated, NICOR Inc. and Valmont Industries, Inc. Interlake director since 1988. Committees:
Audit Review, Executive, Finance and Nominating.

W. ROBERT REUM, age 52, Chairman of the Board, President and Chief Executive Officer of Interlake since April 1991. President and Chief Executive Officer since January 1991. President and Chief Operating Officer from August 1989 to December 1990. Director of Amsted Industries Incorporated and Duplex Products, Inc. Interlake director since 1987. Committees: Executive.

TERM EXPIRES IN 1997

FREDERICK C. LANGENBERG, age 67, retired in April 1991 as Chairman of the Board of Interlake. Chairman of the Board of Interlake from 1983 until his retirement and Chief Executive Officer of Interlake from 1982 to January 1991. Director of Carpenter Technology Corporation, Peoples Energy Corporation and Dietrich Industries. Trustee of Piedmont College. Interlake director since 1979. Committees: Audit Review, Executive and Finance.

WILLIAM G. MITCHELL, age 64, retired as Vice Chairman and Director of Centel Corporation, a communications and electric services company, in 1987. Director of The Northern Trust Company, The Sherwin-Williams Company and Peoples Energy Corporation. Interlake director since 1984. Committees: Audit Review, Executive and Nominating.

ERWIN E. SCHULZE, age 69, Chairman of the Board of Governors of the Chicago Stock Exchange. Retired as Chairman of the Board, President and Chief Executive Officer, and Director, of The Ceco Corporation, a manufacturer of building products and provider of concrete forming services for the construction industry, in 1990. Director of AAR Corporation. Interlake director since 1981. Committees: Compensation, Executive and Finance.

TERM EXPIRES IN 1996

JOHN A. CANNING, JR., age 50, President, Madison Dearborn Partners, Inc., which is the manager of Madison Dearborn Capital Partners, L.P., a private equity investment fund, since January 1993. Formerly President of First Chicago Venture Capital from 1980 to 1993 and Executive Vice President of The First National Bank of Chicago from 1987 to 1993. Director of Bayou Steel Corporation, The Milnot Company, Tyco Toys, Inc., Chicago Capital Fund, Northwestern Memorial Corporation and Northwestern Memorial Management Corporation; member of the Board of Trustees of Northwestern University; member of the Board of Visitors of Duke University School of Law. Interlake director since 1993. Committees: Compensation and Finance.

JAMES C. COTTING, age 61, Chairman and Chief Executive Officer and a Director of Navistar International Corporation, a manufacturer of medium and heavy duty trucks, since 1987. Director of Asarco Incorporated and USG Corporation. Member of the Conference Board. Director of the National Association of Manufacturers. Director of Junior Achievement of Chicago and a trustee of the Adler Planetarium. Interlake director since 1989. Committees: Compensation, Executive and Finance.

QUENTIN C. MCKENNA, age 68, Chairman of the Board and a Director of Kennametal, Inc., a manufacturer of metal cutting tools, machining systems, and materials for applications requiring wear resistance, for more than five years. Retired as Chief Executive Officer of Kennametal in 1991. Past Director of PNC Financial Corp. and its affiliate, Pittsburgh National Bank; past director of the Federal Reserve Bank of Cleveland. Interlake director since 1986.
Committees:  Audit Review and Compensation.

                        SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board, acting upon the recommendation of its Audit Review Committee, on February 23, 1995, selected Price Waterhouse as independent accountants for Interlake for the fiscal year ending December 31, 1995. Price Waterhouse acted as Interlake's independent accountants for 1994 and as independent accountants for Interlake and its predecessors for many years prior thereto.

     The engagement of Price Waterhouse as independent accountants for Interlake for the fiscal year 1995 is conditioned upon the approval of such engagement by the affirmative vote of the majority of shares of Common Stock present in person or by proxy at the 1995 annual meeting of stockholders. In the event such engagement is not so approved, the Board will reconsider its selection of independent public accountants. A representative of Price Waterhouse will attend the meeting and will be available to respond to questions and will have an opportunity to make a statement if he so desires.

           PROPOSED AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

     Interlake s Certificate currently provides for a Board of Directors consisting of not fewer than nine nor more than 15 directors, with the exact number to be fixed from time to time by the Board. The Board presently has nine members. As described above under the caption "Directors and Nominees," Mr. Hansen intends to retire from the Board at the conclusion of his term at the 1995 annual meeting. In response to Mr. Hansen s retirement, the Board has recommended that the Certificate, specifically the first sentence of ARTICLE SIXTH, Section A, be amended to provide for a Board of Directors consisting of not fewer than seven nor more than 15 directors. Subject to the approval of such amendment by the Corporation s stockholders, the Board has fixed the size of the Board of Directors at eight. The Board is recommending that the lower end of the range be reduced to seven so as to allow flexibility in the future.

     The Certificate requires the approval of not less than 80% of the shares of the Corporation s outstanding common stock to approve the proposed amendment to the Certificate. If the stockholder approval required to amend the Certificate is not received, the proxy holders may cause to be elected an additional candidate recommended by the Nominating Committee and designated by the Board so as to cause the number of directors to be nine or, alternatively, may leave a vacancy which the Board could choose to fill at a later date.

     The Board of Directors has unanimously approved the proposed amendment to the Certificate and recommends a vote FOR approval of the proposed amendment.

                       THE BOARD OF DIRECTORS AND COMMITTEES

     There were ten meetings of the Board in 1994. Except for Mr. Mitchell, each director attended at least 75 per cent of the aggregate of (i) the total number of meetings of the Board held during the period during which he was a director, and (ii) the total number of meetings held by all committees of the Board on which he served during the period that he was a committee member. Mr. Mitchell attended 64 per cent of such meetings.

     The Audit Review Committee is charged with the duties of recommending to the Board the appointment of independent accountants; meeting periodically with the independent accountants and internal auditors and certain executive officers of Interlake to review the adequacy of internal controls and financial reporting; reviewing consolidated financial statements; reviewing, appraising, and reporting to the Board on accounting and financial reporting practices, the internal control system and the audit effort by both the independent and internal auditors; and performing any other duties or functions deemed appropriate by the Board. The Audit Review Committee met three times in 1994.

     The Compensation Committee reviews and makes recommendations to the Board regarding Interlake's compensation philosophy and policy, as well as salaries and benefit plans relating to certain officers, reviews and makes recommendations to the Board regarding revision or replacement of such benefit plans, and administers certain benefit plans. The Compensation Committee met three times in 1994.

     The Nominating Committee's primary responsibility is to consider possible nominees for directors, including individuals recommended by stockholders, and to recommend possible nominees for directors to the full Board. Biographical and other information about possible nominees recommended by stockholders in accordance with the provisions of Interlake's by-laws should be sent to the attention of the Secretary of Interlake. The Nominating Committee met once in 1994.

     The Finance Committee reviews and makes recommendations to the Board regarding the capitalization of the Corporation and major debt and equity financing transactions, and reviews the general administration of the retirement plans of the Corporation. The Finance Committee met twice in 1994.

     The Executive Committee of the Board did not meet in 1994.


               VOTING SECURITIES AND SECURITY OWNERSHIP BY CERTAIN
                              PERSONS AND MANAGEMENT

     Holders of shares of Common Stock of record at the close of business on March 10, 1995 will be entitled to vote at the meeting. On that date, 22,816,195 shares of Common Stock were outstanding, each share being entitled to one vote.

     On March 10, 1995, officers, directors and employees of Interlake and its subsidiaries had voting rights with respect to approximately 3,029,021 shares, or 13.3% of the shares of Common Stock then outstanding, exclusive of shares owned outright by employees who are not executive officers. Such voting rights arise from shares owned outright (in the case of directors and officers), shares as to which the individual holder's beneficial interest is limited to voting rights, and shares owned by various employee benefit plans under which the plan trustee receives voting instructions from plan participants.

Security Ownership by Certain Persons and Management

           This section of the proxy statement relates to beneficial ownership of Interlake's Common Stock based on information available to the Corporation as of March 10, 1995. Common Stock is the only class of capital stock entitled to be voted at the meeting. For the purposes of this section, a person is deemed to be a beneficial owner if such person has or shares voting power or investment power in respect of such shares or has the right to acquire beneficial ownership within 60 days.

           The table which follows shows beneficial ownership of Interlake's Common Stock by each person who has advised management that such person beneficially owns more than five percent of Interlake's Common Stock.

                                        Number of
                                         Shares          Percent(1)

FIRST CAPITAL CORPORATION OF CHICAGO
and MADISON DEARBORN PARTNERS VIII
One First National Plaza
Chicago, Illinois  60670                6,730,768(2)      22.8%

SMITH BARNEY INC./
  THE TRAVELERS INC.
1345 Avenue of the Americas
New York, New York  10105               4,105,843(3)      18.0%

THE NETWORK COMPANY II LIMITED
c/o Gildea Management Company, L.P.
675 Third Avenue
New York, New York 10017                1,549,300(4)       6.8%

(1)Percentages are percentages of Interlake's Common Stock computed as provided in Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.
This means that, in the case of any holder of Series A Convertible Exchangeable Preferred Shares ("Series A Shares"), that holder's Series A Shares are treated as being converted into shares of Common Stock, but no other Series A Shares are treated as converted. In the case of all other holders, no Series A Shares are treated as converted; computations are based solely upon outstanding shares of Common Stock.

(2)First Capital Corporation of Chicago ("FCCC") and Madison Dearborn Partners VIII ("MD VIII") are the record and beneficial owners of 31,500 and 3,500 shares, respectively, of Interlake's Series A2 Convertible Exchangeable Preferred Stock ("Series A2 Shares"). Interlake has been advised that the portfolios of both FCCC and MD VIII are managed by Madison Dearborn Partners, Inc., of which John A. Canning, Jr. is President. (See DIRECTORS AND NOMINEES.) As of the date hereof, the Series A2 Shares are convertible into 6,057,692 and 673,076 shares, respectively, of Non-Voting Common Stock at any time, and into the same number of shares of Common Stock in certain limited circumstances. (The number of shares of Common Stock into which the Series A2 Shares are convertible increases on each June 30th and December 31st if preferential cash dividends accruing at the rate of nine percent per annum are not paid.) Series A2 Shares may be converted into Series A1 Shares, which in turn are convertible at any time into shares of Common Stock, by any holder who can certify that by virtue of such conversion it would not have a regulatory problem under certain laws or regulations applicable to banks, bank holding companies, small business investment companies or their affiliates. Interlake believes that as of February 15, 1995 FCCC and MD VIII would have had such a regulatory problem.

(3)Pursuant to its most recent Schedule 13G filed with the Securities and Exchange Commission, Smith Barney Inc. indicated that it is the beneficial owner of 4,105,843 shares of Common Stock, over all of which it had shared voting and dispositive power. The Travelers Inc. is the parent company of Smith Barney Inc.

(4)Interlake has been advised that The Network Company II Limited is the beneficial owner of, with sole voting power and sole dispositive power over, 1,549,300 shares of Common Stock, and that Mr. John Gildea, at the same address, may also be deemed to be a beneficial owner of such shares.

The table which follows shows the beneficial ownership of Interlake's Common Stock by directors, nominees, named executive officers, and incumbent directors and incumbent executive officers as a group, including an immaterial number of shares held in joint tenancy with close family members. The table includes options exercisable within 60 days held by Messrs. Langenberg, Reum, Pedersen, Greisch, Stiller and Gregory and incumbent executive officers as a group to purchase 62,336, 91,198, 23,904, 18,906, 12,000, 12,000 and 243,678 shares respectively. The percentage of outstanding shares beneficially owned is computed in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. This means that, in the case of any holder or group of holders of options exercisable within 60 days, that holder's or group's options are treated as exercised, but no other options are treated as exercised. In the case of all other holders, no options are treated as exercised. Brenton S. Fuller, the Managing Director of Interlake's Asia Pacific Handling operations and a resident of Australia, who has been designated an "executive officer" for purposes of the Securities Exchange Act of 1934, failed to file a Form 4 with respect to a sale of Interlake shares in October 1994; that transaction was reflected in a Form 5 filed in February 1995.

                                          Number of
Name                                       Shares        Percent(1)
- ---------                               -------------    -----------

John A. Canning, Jr.(2)                         1,200          *
James C. Cotting                                3,200          *
Stephen Gregory                               134,420        0.6
John J. Greisch                               152,704        0.7
Arthur G. Hansen                                3,550          *
John E. Jones                                   3,200          *
Frederick C. Langenberg                       224,614        1.0
Quentin C. McKenna                              3,200          *
William G. Mitchell                             6,800          *
Robert A. Pedersen                             29,027        0.1
W. Robert Reum                                454,269        2.0
Erwin E. Schulze                                7,200          *
Bernd Stiller                                  14,909        0.1
All Directors and Executive Officers        1,376,317        6.0



     (1)An asterisk in the table means that less than one-tenth of one percent of the outstanding shares are beneficially owned.
     (2)As described above, Mr. Canning is President of Madison Dearborn Partners, Inc., a private equity investment fund which manages the investment portfolio of First Capital Corporation of Chicago ("FCCC"). FCCC, together with Madison Dearborn Partners VIII, of which Mr. Canning is a partner, own all of the outstanding shares of Interlake's Series A2 Convertible Exchangeable Preferred Stock, which shares are in certain circumstances convertible into shares of Common Stock. It is possible that Mr. Canning would be deemed to be the beneficial owner of all of the Series A2 Convertible Exchangeable Preferred Stock and the shares of Common Stock into which it is convertible.


                              EXECUTIVE COMPENSATION

Summary Compensation Table

     The table which follows shows the compensation paid to or earned by Interlake's Chief Executive Officer and the four executive officers who, in 1994, were the next most highly compensated.

                            SUMMARY COMPENSATION TABLE


                                                   Long-Term
                                                  Compensation
                                                   Securities
                              Annual Compensation  Underlying      All Other
                              Salary     Bonus    Options/SARs  Compensation(1)
Name and Principal
Position                Year    ($)       ($)         (#)             ($)


W. Robert Reum          1994  $437,964  $383,503           0        $69,348
Chairman of the Board,  1993  425,200          0           0         72,257
President and Chief     1992  383,400     71,312      75,000         76,561
Executive Officer

Robert A. Pedersen      1994  $183,150  $132,790           0        $31,798
President-Interlake     1993   155,000    56,835           0         25,022
Packaging Corporation   1992   143,350    16,937      40,000         27,999

John J. Greisch         1994  $189,770  $123,910           0        $23,004
President-Material      1993   159,000         0           0         62,468
Handling Group          1992   134,167    27,370      40,000        163,981

Bernd Stiller           1994  $229,185   $68,296           0              0
Managing Director-      1993   194,028         0      22,000              0
Dexion Continental      1992   171,699    53,978      18,000              0
Europe

Stephen Gregory         1994  $175,100  $120,263           0        $31,879
Vice President-         1993   160,667    65,478           0         26,691
Finance, Treasurer and  1992   146,676    22,741      40,000         21,685
Chief Financial Officer

     (1) In 1994, contributions to defined contribution retirement plans plus tax-adjusted amounts paid or payable in cash which would have been payable as contributions pursuant to such plans had contributions not been statutorily limited. Mr. Greisch's 1992 and 1993 totals include cost-of-living, housing and other allowances related to his living abroad.

Aggregated Option/SAR Exercises in Last Year and
Fiscal Year-End Option/SAR Values

      During fiscal year 1994, no stock options or SARs were awarded to the named executive officers, and there were no stock option or SAR exercises. The number of unexercised options at fiscal year end for each of the named executive officers is set forth in the table which follows. None of the unexercised options, either exercisable or unexercisable, was in-the-money as of the fiscal year end and therefore no year-end values have been indicated.

                                  NUMBER OF SECURITIES UNDERLYING
                                  UNEXERCISED OPTIONS/SARs AT
                                  FISCAL YEAR END (#)
        NAME                      EXERCISABLE/UNEXERCISABLE


W. ROBERT REUM                      91,198 / 52,500
ROBERT A. PEDERSEN                  23,904 / 28,000
JOHN J. GREISCH                     18,906 / 28,000
BERND STILLER                       12,000 / 28,00
STEPHEN GREGORY                     12,000 / 28,000


Key Executive Severance Pay Agreements

     In February 1994, the Board of Directors authorized the entering into of Key Executive Severance Pay Agreements (the Severance Pay Agreements ) with Messrs. Reum, Pedersen, Greisch, Stiller and Gregory, and the other incumbent executive officers of Interlake (as designated for purposes of the Securities Exchange Act of 1934). The agreements replaced and superseded all benefits under Interlake's prior Key Executive Severance Pay Plan.

     Under the Severance Pay Agreements, an executive officer is entitled to severance benefits if there is a termination of his or her employment without cause and other than due to death or disability at any time within a severance period of three years, subject to extension for an additional year each year unless written notice is given to the contrary (or, if less than the term of such severance period, within the period ending at the participant's attainment of age 65, death or permanent disability) after a change in control as defined in the agreements. In addition, following a change in control, a participant may elect to terminate his employment without loss of severance benefits in certain specified circumstances.

     For purposes of the Severance Pay Agreements, a change in control is deemed to have occurred if (i) Interlake is merged or reorganized into or with, or sells all or substantially all of its assets to, another company in a transaction in which former Interlake stockholders own less than 75 percent of the outstanding securities of the surviving or acquiring company after the transaction, (ii) a filing is made with the Securities and Exchange Commission disclosing the beneficial ownership by any person or group of 25 percent or more of the voting power of Interlake, subject to certain limited exceptions,

(iii) during any period of two consecutive years individuals who were directors at the beginning of such period cease to constitute a majority of the Board without the approval of two-thirds of the remaining Board members, or (iv) the Corporation files a report or proxy statement with the Securities and Exchange Commission disclosing that a change in control has occurred or will occur in the future.

     In the event of a change in control, any executive who is terminated or terminates his employment with rights to severance compensation will be entitled to receive a lump sum payment equal to, in the cases of Messrs. Reum, Pedersen, Greisch, Stiller and Gregory, three times the sum of his highest base pay in effect for any period prior to the termination plus the target bonus established for the fiscal year in which the change in control or the termination occurs, whichever is higher. In addition, such executive will be entitled to certain benefits for a three year period following the termination.

     In addition, the Severance Pay Agreements provide that, in the case of a termination other than for cause or upon death or permanent disability, and other than upon termination during a change in control severance period, the executive is entitled to a lump sum amount equal to, in the case of Messrs. Reum, Pedersen, Greisch, Stiller and Gregory, one year s base pay at the rate in effect at the time of the termination, plus the executive s target bonus for the year of termination. In addition, such executive will be entitled to certain benefits for a one year period after the termination.

     The Severance Pay Agreements provide that Interlake will pay for the legal expenses of an executive if he has to enforce his rights under the agreement following a change in control. A letter of credit has been obtained for the purpose of securing the payment of such expenses. The terms of the Severance Pay Agreements, in the case of the five named executives, run through February 28, 1997, subject to automatic one-year extensions absent notice to the contrary.

Compensation of Outside Directors

    Each outside director is paid a retainer at the annual rate of $20,000 and a fee of $750 for attending a meeting of the Board or a meeting of a committee of the Board. The chairmen of the Audit Review, Compensation, Finance and Nominating Committees are paid an additional annual retainer of $2,000. Interlake provides accidental death and dismemberment insurance for its directors, and non-employee directors are reimbursed their expenses of attendance at meetings of the Board or committees of the Board.

    Following stockholder approval in 1990 of the 1989 Stock Incentive Program (which included a form of stock award to be granted to outside directors), each outside director then serving was granted a stock award of 3,000 shares, deliverable in five annual installments beginning immediately after the 1991 annual meeting, subject to acceleration and to forfeiture as provided in the award. Pursuant to the 1989 Stock Incentive Program, Mr. Langenberg was granted a stock award of 2,400 shares when he retired as an officer and became an outside director. His stock award is deliverable in the form of annual installments which began immediately after the 1992 annual meeting. Mr. Canning was granted a stock award of 1,200 shares after he was elected a director; his stock award is deliverable in the form of two annual installments beginning in 1994.

    Under the Directors' Post-Retirement Income Plan, each outside director with four years' service as a director is entitled to annual post-retirement income beginning at age 65 or retirement from the Board, whichever is later, and continuing for the lifetime of the retired director. The annual benefit upon the retirement of any current director will be $30,000, reduced 10 percent for each full year that his combined service as an outside director of Interlake, Inc. and Interlake is less than 10 years. Interlake regards the right to receive such benefits as compensation earned during the period of his service as a director, though payment is deferred.

    In 1988, Interlake established a trust for the payment of post-retirement income to outside directors and provided the trustee with funds to purchase annuities for retired directors covered by the plan and for incumbent directors having more than four years service on the Board of Interlake and Interlake, Inc. Should Interlake become insolvent, the assets of the trust would be subject to the claims of Interlake's creditors.

    The Directors' Post-Retirement Income Plan provides that Interlake will pay the legal expenses of a participant if he has to take legal action to enforce his rights under the plan.


Report of the Compensation Committee on Executive Compensation

    The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of non-employee directors. The Committee makes recommendations to the full Board as to the salaries of Board-elected officers (other than assistant officers) of The Interlake Corporation and heads of certain key operating units, and as to the terms of and payments under Interlake's Executive Incentive Compensation (EIC) Plan for key executives of both Interlake and certain operating units. In addition, any stock options or stock-based awards are granted upon the authorization of the Committee.

Compensation Philosophy and Strategy

           The Compensation Committee has adopted a compensation philosophy and strategy designed to produce median level compensation upon achievement of improved earnings performance. The elements of this strategy include: base salaries below median market practice; annual bonus opportunities at the 50th percentile, based primarily upon yearly operating performance; and longer-term incentives which will deliver above-median long-term compensation if targeted levels of improved performance are achieved, thereby providing executives with an opportunity to earn a fully competitive total compensation package.

Implementation of Philosophy in 1994

   In keeping with its philosophy, the Committee set base salaries for 1994 which remain below the median based on The Hay Group Executive Compensation Report. The Hay report is a data base of approximately 500 publicly traded industrial companies.

   Interlake's annual bonus payments under its Executive Incentive Compensation Plan for 1994 (EIC Plan) reflected significantly improved earnings performance at virtually all of the Corporation s operating units. The EIC Plan provided for bonus payments as specified percentages of executives' base salaries based upon the performance, in the case of Interlake executives, of Interlake as a whole, and in the case of subsidiary executives, of each executive's operating unit, as measured against financial targets approved by the Board at the beginning of the year. In 1994, consistent with the Corporation's need to maximize cash flow in order to service its debt obligations, the financial targets set by the EIC Plan were the achievement of specified levels of earnings before interest and taxes (EBIT) and ratios of working capital to sales. The EBIT targets comprised 70% of executives' bonus opportunities and the working capital to sales ratio represented 30%. No participant in the EIC Plan was eligible for a payout unless his operating unit achieved its minimum EBIT target. All amounts paid for 1994 under the EIC Plan were due to participants' operating units meeting certain performance levels stipulated in the plan. In the case of most operating units, as well as the Corporation as a whole, EIC payouts reflected performance which exceeded plan levels.

Longer-Term Incentives

   Although the Compensation Committee considered various approaches to longer-term incentives in 1994, Interlake did not implement a plan until early 1995, when the Board of Directors, upon the recommendation of the Compensation Committee, adopted a Key Executive Retention Program (the Retention Program ). The Retention Program reflects the Committee s belief that over the mid-term, during which Interlake needs to continue to improve its operating earnings while at the same time addressing its refinancing needs, the Corporation needs an incentive program which will reward executives for achieving those two objectives, while at the same time promoting the retention of key executives.

     Under the Retention Program, cash awards are payable to key executives based upon achievement by the Corporation from 1994 through 1996 of substantially improved EBIT levels. In addition, for those executives most responsible for successfully addressing Interlake s capital structure issues, the Retention Program provides for restricted stock awards, thereby offering incentives for the successful management of Interlake s financing needs. The program further promotes retention by delaying the payout of awards beyond the times of their earnout, with continued employment as a prerequisite for payout. In the case of those receiving stock awards, the Program is intended to further both retention and executive stock ownership by means of conditioning share delivery upon employment beyond the performance vesting period and using restricted stock. The Committee feels that, taken as a whole, the features of the Retention Program will achieve the goals of promoting retention, driving EBIT performance and rewarding successful management of Interlake s refinancing risk.

Limitations on Deductibility

   The Committee considers the provisions under Section 162(m) of the Internal Revenue Code (the "Code") which limit the deductibility of certain compensation expense in recommending compensation decisions. Section 162(m) of the Code will not limit the deductibility of any compensation expense paid by the Corporation in 1994. With respect to the Key Executive Retention Program, although it is a performance-based plan, the Committee chose not to take steps to meet the tests for performance-based compensation under Section 162(m), as it deemed the benefits of doing so to be outweighed by the attendant additional costs and the resulting reduction of flexibility under the program.

CEO Compensation

   Consistent with the general strategy with respect to base salaries adopted by the Committee in 1993, Mr. Reum's compensation for the year reflects a three percent increase in base pay to a level which remains below the median level. (Based on The Hay Group Compensation Survey the target median base salary level for Mr. Reum in 1994 was approximately $470,000.) Mr. Reum s bonus payout under the EIC Plan reflects Interlake s strong performance in 1994, with EBIT levels before unusual items exceeding the prior year s by 33%, and exceeding the plan for the year. In 1993, Mr. Reum did not receive a bonus, as targeted performance levels were not achieved. Finally, as in 1993, Mr. Reum did not receive any additional long-term incentive in 1994. He is a participant in the newly adopted Retention Program, which offers him the potential for awards if operating performance continues to improve and if he successfully manages Interlake s implementation of a financing strategy over the coming two years.

                                      The Compensation Committee

                                         John A. Canning, Jr.
                                         James C. Cotting
                                         Quentin C. McKenna
                                         Erwin E. Schulze

Performance Graph

     The following graph compares the yearly percentage change in Interlake's cumulative stockholder return on its Common Stock with that of the Standard & Poor's 500 Stock Index and that of the Standard & Poor's Manufacturing Index (Diversified Industrials) over the period of Interlake's last five fiscal years. The graph assumes an investment of $100 on 12/31/89 and reinvestment of all dividends into additional shares. Interlake has not paid any dividends since the special dividend of $45 per share in 1989.


                                  1989   1990    1991   1992    1993   1994

The Interlake Corporation       100.00  25.90   38.00  26.90   20.40  13.00

S&P 500                         100.00  96.40  123.10 137.20  149.90 151.60

S&P Manufacturing Index         100.00  98.60  115.30 132.90  158.10 164.80

                                     GENERAL

     The solicitation of proxies in the form which accompanies this proxy statement is made on behalf of the Board. Proxies in such form will confer discretionary authority with respect to any other matters which may properly be brought before the meeting.

     For a matter to be properly before the meeting, or for a stockholder nomination of director candidates to be considered, notice containing the information specified in Interlake's By-laws must have been received by the close of business on April 2, 1995. Stockholders or their proxies wishing to nominate one or more directors or bring other business before the meeting should promptly contact the Secretary for the information required to be included in the required notice. If other matters properly come before the meeting, the persons holding such proxies intend to vote the proxies in accordance with their judgment on all such matters.

     A stockholder who signs and returns the enclosed form of proxy may revoke the same at any time before it is voted by submitting a subsequently dated proxy or giving notice to the Secretary of Interlake.

     The cost of solicitation of proxies will be borne by Interlake. In addition to the use of the mails, proxies may be solicited personally or by telephone by a few executive officers or regular employees of Interlake, none of whom will receive any compensation therefor in addition to their regular remuneration. Interlake will reimburse brokers and certain other persons holding stock in their names or in the names of nominees for their expenses in sending proxy material to principals and obtaining their proxies.

     As in past years, Interlake has retained Georgeson & Co., Wall Street Plaza, New York, New York, to aid in the solicitation of proxies from brokers, banks, nominees and other institutional owners, but not individual holders of record, by personal interview, telephone, telecopy or mail. Interlake will pay Georgeson & Co. a fee not to exceed $5,500 and will reimburse such organization for certain expenses incurred by it.

Vote Required

     The Delaware General Corporation Law requires that each of the two nominees for director be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and that the selection of the Company's independent accountants be approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. Under the Corporation's Restated Certificate of Incorporation, the amendment of ARTICLE SIXTH of the Restated Certificate requires the approval of not less than 80% of the shares of the Corporation's outstanding common stock.

     At the Annual Meeting, the results of stockholder voting will be tabulated by the inspector of elections appointed for the Annual Meeting. Under Delaware law and the Company's Certificate of Incorporation and By-laws, properly executed proxies that are marked "abstain" or are held in "street name" by brokers that are not voted on one or more particular proposals (if otherwise voted on at least one proposal) will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal to which such abstention applies. Broker non-votes will be treated neither as a vote for nor a vote against any of the proposals to which such broker non-votes apply. Proxy cards which are timely signed and returned with no other marking will be voted in accordance with the recommendation of the Board of Directors.

Stockholder Proposals

     In order to be considered for inclusion in Interlake's proxy statement and form of proxy for the 1996 annual meeting of stockholders, any stockholder proposal intended to be presented at that meeting must be received by Interlake at 550 Warrenville Road, Lisle, Illinois 60532-4387 on or before November 23, 1995, and must set forth the matters detailed in the Corporation's by-laws.

By order of the Board of Directors.

                                        [Pasteup Fac Sig]

                                        STEPHEN R. SMITH
                                        Vice President, Secretary
                                          and General Counsel

Lisle, Illinois
Dated: March 23, 1995

                                                                    APPENDIX
                                      PROXY
                             THE INTERLAKE CORPORATION

                               550 Warrenville Road

                            Lisle, Illinois 60532-4387

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned acknowledges receipt of the accompanying notice of meeting and 1995 proxy statement and hereby appoints Stephen Gregory, W. Robert Reum and Stephen R. Smith, and each of them, with power of substitution, attorneys and proxies to vote all shares of the Company's common stock, par value $1.00 per share, held of record by the undersigned on March 10, 1995, on behalf of the undersigned at the annual meeting of stockholders of The Interlake Corporation to be held at the Radisson Hotel Lisle/Naperville located at 3000 Warrenville Road, Lisle, Illinois 60532, on Thursday, April 27, 1995, at 10:00 a.m. local time, and at any adjournment thereof, on the following matters:

1.   ELECTION OF DIRECTORS, Nominees:

          J. E. Jones         W. R. Reum


2. Proposal to ratify and approve the selection of Price Waterhouse as independent accountants for The Interlake Corporation for fiscal year 1995.


3. Proposal to approve the amendment of the Restated Certificate of Incorporation to reduce from nine to seven the minimum size of the Board of Directors.


4. Such other business as may properly come before said meeting or any adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.



- -----------------
SEE REVERSE SIDE
- -----------------

/ X /    Please mark your votes as in this example.


     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for all nominees listed in Proposal 1; for Proposals 2 and 3; and in accordance with the discretion of the proxyholders on all other business.

- -------------------------------------------------------------------------------
                         Directors recommend a vote "FOR"
- -------------------------------------------------------------------------------

1.   Election of Directors

     FOR ALL NOMINEES LISTED BELOW /  /
     (except as marked to the contrary below)

     WITHHOLD AUTHORITY /  /
     to vote for all nominees listed

                           J. E. Jones and W. R. Reum

      (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

                         --------------------------------

2.   Approval of Auditors

     /  / FOR       /  / AGAINST        /  / ABSTAIN

3.   Amendment to Reduce Minimum Size of Board

     /  / FOR       /  / AGAINST        /  / ABSTAIN

4. In their discretion to vote upon such other business as may properly come before said meeting or any adjournment thereof.

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.



DATED: ---------------------, 1995            ---------------------------------
                                              Signature



                                              ---------------------------------
                                              Signature if held jointly

                    VOTING INSTRUCTIONS TO UNION BANK, TRUSTEE
                           UNDER THE CHEM-TRONICS, INC.
                          EMPLOYEE STOCK OWNERSHIP PLAN

TO:

Enclosed with these voting instructions are The Interlake Corporation's annual report to shareholders for 1994 and the proxy statement for the 1995 annual meeting of shareholders. Please read both documents before deciding how to vote.

Management and the Board of Directors have recommended a vote FOR the two nominees named below, FOR the ratification and approval of the selection of Price Waterhouse as independent accountants for The Interlake Corporation for fiscal year 1995 and FOR the amendment of the Restated Certificate of Incorporation to reduce from nine to seven the minimum size of the Board of Directors. To support these matters as recommended by management and the Board of Directors, you need only sign and date the voting instructions below and return them to Union Bank in the return envelope provided.

Participants who give timely voting instructions determine how both the allocated and unallocated shares will be voted. On the other hand, participants who don't give timely voting instructions will have their shares treated as unallocated shares for voting purposes. If Union Bank does not receive your signed voting instructions by April 20, 1995, other participants will effectively be exercising the voting rights which the ESOP makes available to you. Your voting instructions are confidential. Your employer will not know how you vote or whether you vote at all. Finally, the ESOP also provides that participants who provide the Trustee with voting instructions shall be "named fiduciaries" under the ESOP for such purposes.

To be effective, these voting instructions must be signed and mailed to Union Bank in the accompanying return envelope in time to be received by the close of business on April 20, 1995.

1.   Election of Directors

     FOR ALL NOMINEES LISTED BELOW /  /
     (except as marked to the contrary below)

     WITHHOLD AUTHORITY /  /
     to vote for all nominees listed


                           J. E. Jones and W. R. Reum

     (INSTRUCTIONS: To direct the Trustee to withhold authority to vote for any individual nominee, write that nominee's name in the space provided below).


                    ------------------------------------------

2. Ratify and approve the selection of Price Waterhouse as independent accountants for The Interlake Corporation for fiscal year 1995.

     /  / FOR       /  / AGAINST        /  / ABSTAIN


3. Approve the amendment of the Restated Certificate of Incorporation to reduce from nine to seven the minimum size of the Board of Directors.

     /  / FOR       /  / AGAINST        /  / ABSTAIN


Dated this ------ day of ------------------, 1995.



                                        ------------------------------------
                                        Signature of ESOP Participant


Name:
Social Security Number:
Number of Allocated Shares:

To:  Interlake Stock Fund Participant

     You have received, or soon will receive, The Interlake Corporation's annual report to shareholders for 1994 plus a notice of meeting and proxy statement for the 1995 annual meeting of shareholders to be held on April 27, 1995. Please read both documents before deciding how to vote.

     Each Plan provides that the trustee must vote your proportionate share of the Interlake Stock Fund as you direct; and, if you do not send your voting instructions to the trustee at least five business days prior to the shareholders' meeting, your share will be voted in accordance with Management's recommendations which are set forth in the 1995 proxy statement.

     Your proportionate share of the Interlake Stock Fund is your account balance in the Interlake Stock Fund as of December 31, 1994 divided by the account balance in the Interlake Stock Fund of all participants, and is shown above as a decimal equivalent.

                          VOTING INSTRUCTIONS TO TRUSTEE

To: Continental Trust Company, Trustee under the SALARIED EMPLOYEES RETIREMENT SAVINGS PLAN of The Interlake Corporation:

     In accordance with provisions of the Plans, I hereby direct that at the Annual Meeting of Shareholders of THE INTERLAKE CORPORATION, a Delaware corporation, to be held in Lisle, Illinois, on April 27, 1995, and at any adjournment thereof, my proportionate share of the Interlake Stock Fund shall be voted or caused to be voted as follows, on the following matters identified in the notice of 1995 annual meeting of shareholders and set forth in the 1995 proxy statement.

          1.   FOR /  /                 /  / Withhold Vote
          Director Proposal

          2.   FOR /  /                 /  / AGAINST
          Auditor Proposal

          3.   FOR /  /                 /  / AGAINST
          Amendment Proposal


Dated this -----day of ----------------, 1995


- ---------------------------------------
Signature of Participant


These voting instructions will be voted as directed, but will be voted FOR the above proposals if no direction is given to the contrary by April 20, 1995.

To:  Dexion UK Share Award Scheme Participant

     Enclosed with these voting instructions are The Interlake Corporation's annual report to shareholders for 1994 and the proxy statement for the 1995 annual meeting of shareholders to be held on April 27, 1995. Please read both documents before deciding how to vote.

     The Dexion UK Share Award Scheme provides that the trustee must vote your Scheme shares of Interlake stock as you direct; and, if you do not send your voting instructions to the trustee at least five business days prior to the shareholders' meeting, your Scheme shares will be voted in accordance with Management's recommendations which are set forth in the 1995 proxy statement.

     Your Scheme shares of Interlake stock is your account balance in the Share Award Scheme as of December 31, 1994 and is shown above.


                          VOTING INSTRUCTIONS TO TRUSTEE


To: The Royal Bank of Scotland plc, Trustee under the DEXION UK SHARE AWARD SCHEME of Dexion Group plc and its subsidiaries:

     In accordance with provisions of the Scheme, I hereby direct that at the Annual Meeting of Shareholders of THE INTERLAKE CORPORATION, a Delaware corporation, to be held in Lisle, Illinois, on April 27, 1995, and at any adjournment thereof, my Scheme shares of Interlake stock shall be voted or caused to be voted as follows, on the following matters set forth in the 1995 proxy statement.

          1.   FOR /  /                 /  / Withhold Vote
          Director Proposal

          2.   FOR /  /                 /  / AGAINST
          Auditor Proposal

          3.   FOR /  /                 /  / AGAINST
          Amendment Proposal


Dated this -----day of ----------------, 1995


- ---------------------------------------
Signature of Participant


These voting instructions will be voted as directed, but will be voted FOR the above proposals if no direction is given to the contrary by April 20, 1995.

          VOTING INSTRUCTIONS TO LASALLE NATIONAL TRUST, N.A. ("LaSalle"),
                     TRUSTEE UNDER THE INTERLAKE CORPORATION
                         EMPLOYEE STOCK OWNERSHIP PLAN




Dear Interlake ESOP Participant:

     Enclosed with these voting instructions are The Interlake Corporation's annual report to shareholders for 1994 and the proxy statement for the April 27, 1995 annual meeting of shareholders. Please read both documents before deciding how to vote.

     Management and the Board of Directors have recommended a vote FOR the two nominees named below, FOR the ratification and approval of the selection of Price Waterhouse as independent accountants for The Interlake Corporation for fiscal year 1995, and FOR the approval of the amendment of the Restated Certificate of Incorporation to reduce from nine to seven the minimum size of the Board of Directors. To support these matters as recommended by management and the Board of Directors, you need only sign and date the voting instructions below and return them to The Wyatt Company in the return envelope provided.

     Of the 1,053,342 shares held by the ESOP Trustee at this time, 640,171 have been allocated to participants' accounts. Shares which have not yet been allocated to participants' accounts are unallocated shares. The ESOP plan documents provide that participants who provide voting instructions to the Trustee will at the same time be directing the Trustee on how to vote a proportional number of the unallocated shares and the allocated shares for which no participant instructions are received.

     Participants who give timely voting instructions determine how both the allocated and unallocated shares will be voted. On the other hand, participants who don't give timely voting instructions will have their shares treated as unallocated shares for voting purposes. If The Wyatt Company does not receive your signed voting instructions by April 20, 1995, other participants will effectively be exercising the voting rights which the ESOP makes available to you. LaSalle encourages all ESOP participants to exercise their right to vote their allocated ESOP shares by returning their voting instructions promptly. Your voting instructions are confidential and your employer will not know how you vote or whether you vote at all.

     To be effective, these voting instructions must be signed and mailed to The Wyatt Company in the accompanying return envelope in time to be received by the close of business on April 20, 1995.

                         Sincerely,


                         LASALLE NATIONAL TRUST, N.A.

1.   ELECTION OF DIRECTORS

     FOR ALL NOMINEES LISTED BELOW /  /
     (except as marked to the contrary below)

     WITHHOLD AUTHORITY /  /
     to vote for all nominees listed below

                           J. E. Jones and W. R. Reum

     (INSTRUCTIONS: To direct the Trustee to withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

                         --------------------------------

2. Ratify and approve the selection of Price Waterhouse as independent accountants for The Interlake Corporation for fiscal year 1995.

     /  / FOR       /  / AGAINST        /  / ABSTAIN

3. Approve the amendment of the Restated Certificate of Incorporation to reduce from nine ot seven the minimum size of the Board of Directors.

     /  / FOR       /  / AGAINST        /  / ABSTAIN



Dated this ------ day of ------------------, 1995.



                                        ------------------------------------
                                        Signature of ESOP Participant


Name:
Social Security Number:
Number of Allocated Shares: